                                                                  Exhibit 3.5(a)

                            ARTICLES OF INCORPORATION
                                       of
                        ADDISON STRUCTURAL SERVICES, INC.


                                ARTICLE I - NAME

      The name of this corporation is Addison Structural Services, Inc.

                              ARTICLE II - DURATION

      This corporation shall have perpetual existence.

                              ARTICLE III - PURPOSE

      This corporation is organized to transact any and all lawful business.

                               ARTICLE IV - POWERS

      This corporation shall have all of the corporate powers permitted under the Florida Business Corporation Act.

                            ARTICLE V - CAPITAL STOCK

      A. This corporation is authorized to issue one thousand (1000) shares of $1.00 par value common stock, which shall be designated "common shares."

      B. Except as otherwise provided by law or in the by-laws of the corporation, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding common shares.

                         ARTICLE VI - PREEMPTIVE RIGHTS

      Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.

                         ARTICLE VII - PRINCIPAL OFFICE

      The initial principal office of the corporation shall be: 1920 Ledo Road, Albany, GA 31706. The mailing address of the corporation shall be Post Office Box 3629, Albany, GA 31706.

                  ARTICLE VIII - REGISTERED OFFICE AND AGENT

      The street address of the principal registered office of this corporation is 255 South Orange Avenue, Suite 1600, Orlando, FL 32801 and the name of the initial registered agent of this corporation at that address is Philip A. Diamond.

                    ARTICLE IX - INITIAL BOARD OF DIRECTORS

      This corporation shall have five (5) directors initially. The number of directors may be either increased or diminished from time to time by the by-laws, but shall never be less than one or more than fifteen. The names and addresses of the initial directors of this corporation are:

      E. C. Addison                 Glen Davis
      1920 Ledo Road                1920 Ledo Road
      Albany, GA 31706              Albany, GA 31706

      Paul Macomber                 Sam Mahdavi
      1920 Ledo Road                1920 Ledo Road
      Albany, GA 31706              Albany, GA  31706

      T. M. Phagans
      1920 Ledo Road
      Albany, GA 31706

                            ARTICLE X - INCORPORATOR

      The name and address of the person signing these articles are:

                                  E. C. Addison
                                 1920 Ledo Road
                                Albany, GA 31706

                              ARTICLE XI - BY-LAWS

      The power to adopt, alter, amend or repeal by-laws shall be vested in the Board of Directors subject to the power of the shareholders to repeal, alter, or amend any by-laws adopted by the Board of Directors. The shareholders reserve the power to adopt by laws and to prescribe in any by-laws that such by-laws shall not be altered, amended, or repealed by the Board of Directors.

                             ARTICLE XII - OFFICERS

      The Board of Directors may provide for the election or appointment and prescribe the duties of all officers and agents as the board may deem desirable and proper, and may take such action not inconsistent with the Articles of Incorporation and the by-laws of the corporation and the laws of the

State of Florida as such board may deem advisable for the conduct and operation of the business of the corporation.

                             ARTICLE XIII - MEETINGS

      Meetings of shareholders and directors, including the time, place, and manner of calling such meetings, shall be fixed by the by-laws of the corporation.

                             ARTICLE XIV- AMENDMENT

      This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

      IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 10th day of May, 1995.


                                          /s/  E. C. Addison
                                          ------------------------------------
                                          Print Name  E. C. Addison
                                          Incorporator


                         ACCEPTANCE BY REGISTERED AGENT

      Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                          /s/  Philip A. Diamond
                                          ------------------------------------
                                          Philip A. Diamond
                                          Date:  May 11, 1995


                                       3